As filed with the Securities and Exchange Commission on June 30, 2021.
Registration No. 333-257488
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BTRS Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware	7371	83-3780685
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
Tel: (609) 235-1010
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Flint A. Lane
Chief Executive Officer
BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
Tel: (609) 235-1010
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to: Nicole Brookshire Matthew Browne Alan Hambelton Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 Tel: (617) 937-2300	Copies to: Colin J. Diamond Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: (212) 819-8200
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 to Registration Statement on Form S-1 (Commission File No. 333-257488) is being filed solely to file Exhibit 1.1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
Information Not Required in Prospectus
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee	$15,232
FINRA filing fee	21,433
Legal fees and expenses	400,000
Accounting fees and expenses	100,000
Printing and engraving expenses	30,000
Miscellaneous	10,000
Total	$576,665
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities.
Item 14.	Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Aditionally, our Certificate of Incorporation eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Certificate of Incorporation authorizes us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Certificate of Incorporation prohibits any retroactive changes to the rights or protections or that increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We believe these provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our directors and officers, and by us and the selling securityholders of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.	Recent Sales of Unregistered Securities.
Class B Common Stock
In April 2019, the Sponsor purchased 5,750,000 shares of South Mountain Class B Common Stock for an aggregate price of $25,000. On June 19, 2019, SMMC effected a 1.125-for-1 stock split of South Mountain Class B Common Stock. As a result, the Sponsor held 6,468,750 South Mountain Class B Common Stock, of which up to 218,750 shares were subject to forfeiture following the underwriter’s election to partially exercise its over-allotment option in the IPO, so that the Sponsor would own, on an as-converted basis, 20% of SMMC’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any shares of South Mountain Class A Common Stock in the IPO). The underwriter’s election to exercise the remaining over-allotment option expired unexercised on August 5, 2019 and, as a result, 218,750 shares of South Mountain Class B Common Stock were forfeited, resulting in 6,250,000 shares of South Mountain Class B Common Stock outstanding as of August 5, 2019. The South Mountain Class B Common Stock automatically converted into South Mountain Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments.
Private Placement Warrants
On June 24, 2019, the Sponsor purchased from SMMC an aggregate of 6,954,500 Private Placement Warrants (for a purchase price of approximately $6.95 million). Each Private Placement Warrant entitles the holder thereof to purchase one share of our Common Stock at an exercise price of $11.50 per share. The sale of the Private Placement

Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. All 2,787,833 Private Placement Warrants held by the Sponsor were transferred to SMMC for cancellation pursuant to the terms set forth in the Share and Warrant Cancellation Agreement.
Subscription Agreements
On January 12, 2021, the Subscribers purchased from the Company an aggregate of 20,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200.0 million, pursuant to Subscription Agreements entered into effective as of October 18, 2020.

Item 16.	Exhibits.
Exhibit No.	Description
1.1	Form of Underwriting Agreement.
2.1+*
Business Combination Agreement, dated as of October 18, 2020, by and among South Mountain Merger Corp., BT Merger Sub I, Inc., BT Merger Sub II, LLC and Factor Systems, Inc. (d/b/a Billtrust) (incorporated by reference to Exhibit 2.1 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

2.2+*
Amendment to Business Combination Agreement, dated as of December 13, 2020, by and among South Mountain Merger Corp., BT Merger Sub I, Inc., BT Merger Sub II, LLC and Factor Systems, Inc. (d/b/a Billtrust) (incorporated by reference to Exhibit 2.2 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

3.1*
Second Amended and Restated Certificate of Incorporation of the Company, dated January 12, 2021 (incorporated by reference to Exhibit 3.1 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

3.2*
Amended and Restated Bylaws of the Company, dated January 12, 2021 (incorporated by reference to Exhibit 3.2 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

4.1*	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).
4.2*	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).
4.3*
Warrant Agreement, dated June 19, 2019, by and between South Mountain Merger Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 filed on South Mountain Merger Corp.’s Current Report on Form 8-K, filed by the Registrant on June 25, 2019).

4.4*
Amended and Restated Registration Rights Agreement, dated October 18, 2020, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 4.4 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

4.5*	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.5 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).
5.1*	Opinion of Cooley LLP
10.1*
Form of Subscription Agreement, dated as of October 18, 2020, by and between the Company and the investors party thereto (incorporated by reference to Exhibit 10.1 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.2*
Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.2 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.3#*	BTRS Holdings Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).
10.4#*	BTRS Holdings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).
10.5*
Lease Agreement, dated August 28, 2017, by and between Factor Systems, Inc. (d/b/a Billtrust) and Lenox Drive Office Park LLC (incorporated by reference to Exhibit 10.5 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.6*
First Amendment to Lease Agreement, dated August 28, 2017, by and between Factor Systems, Inc. (d/b/a Billtrust) and Lenox Drive Office Park LLC (incorporated by reference to Exhibit 10.6 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

Exhibit No.	Description
10.7#*
Employment Agreement between Factor Systems, Inc. (d/b/a Billtrust) and Flint A. Lane dated August 1, 2014, as amended by First Amendment to Employment Agreement dated May 18, 2017 and Second Amendment to Employment Agreement dated October 14, 2020 (incorporated by reference to Exhibit 10.7 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.8#*
Employment Agreement between Factor Systems, Inc. (d/b/a Billtrust) and Steven Pinado dated March 28, 2018, as amended by First Amendment to Employment Agreement dated October 14, 2020 (incorporated by reference to Exhibit 10.8 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.9#*
Employment Agreement between Factor Systems, Inc. (d/b/a Billtrust) and Mark Shifke dated March 10, 2020 (incorporated by reference to Exhibit 10.9 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

10.10#*
Employment Agreement between Factor Systems, Inc. (d/b/a Billtrust) and Joe Eng dated February 24, 2020 (incorporated by reference to Exhibit 10.10 filed on BTRS Holdings Inc.’s Current Report on Form 8-K, filed by the Registrant on January 14, 2021).

21.1*	Subsidiaries of the Company.
23.1*	Consent of BDO USA, LLP, independent registered public accounting firm of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust)).
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney. Reference is made to the signature page hereto.
+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.
*	Previously filed.
Item 17.	Undertakings.
The undersigned registrant, hereby undertakes:
(a)
To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertakes:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville, State of New Jersey on June 30, 2021.
BTRS HOLDINGS INC.

/s/ Flint A. Lane
Name: Flint A. Lane
Title: Chief Executive Officer and Chairman of the Board of Directors
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Flint A. Lane	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 30, 2021
Flint A. Lane
/s/ Mark Shifke	Chief Financial Officer (Principal Financial Officer)	June 30, 2021
Mark Shifke
*	Senior Vice President, Finance (Principal Accounting Officer)	June 30, 2021
Andrew Herning
*	Director	June 30, 2021
Charles Bernicker
*	Director	June 30, 2021
Clare Hart
*	Director	June 30, 2021
Robert Farrell
*	Director	June 30, 2021
Lawrence Irving
*	Director	June 30, 2021
Matt Harris
*	Director	June 30, 2021
Juli Spottiswood
* By:	/s/ Flint A. Lane
Flint A. Lane
Attorney-in-fact